CSI COMPRESSCO LP ANNOUNCES SECOND QUARTER 2023 RESULTS; ACHIEVES 23% YEAR-ON-YEAR QUARTERLY ADJUSTED EBITDA GROWTH; CONTINUES LEVERAGE REDUCTION

THE WOODLANDS, Texas (August 7, 2023) / PRNewswire / - CSI Compressco LP (“CSI,” or the “Partnership”) (NASDAQ: CCLP) today announced second quarter 2023 results.

Second Quarter 2023 Results:

•Total revenues were $96.8 million compared to $84.5 million in the second quarter 2022.
•Contract services revenue increased to $70.5 million compared to $64.3 million in the second quarter 2022.
•Net loss was $2.6 million compared to a net loss of $6.8 million in the second quarter 2022.
•Adjusted EBITDA was $32.5 million compared to $26.4 million in the second quarter 2022.
•Trailing Twelve Months Adjusted EBITDA was $125.4 million.
•Compression fleet utilization increased to 87.0% compared to 82.8% in the second quarter 2022.
•Operating horsepower increased to 1,025,586 compared to 992,597 in the second quarter 2022.
•Distributable cash flow was $11.4 million compared to $8.4 million in the second quarter 2022.
•Distribution coverage ratio was 8.1x compared to 5.9x in the second quarter 2022.
•Second quarter of 2023 distribution of $0.01 per common unit will be paid on August 14, 2023.
•Net Leverage Ratio was 5.1x compared to 6.1x in the second quarter 2022.
•CSI has no significant credit facility or debt maturities until 2025.

Management Commentary

John Jackson, CEO of CSI Compressco commented, “Our second quarter results reflect the strength of the natural gas compression market and the improving operational execution by CSI Compressco. The operating results reflect continued improvement in EBITDA and leverage while maintaining an essentially flat utilization from the 1st quarter to the second quarter of 2023. The forward outlook is encouraging as the visibility and sustainability of these results continues to improve.

Demand for medium and large HP (600 HP+) remains strong as evidenced by utilization rates across the industry, the tight available supply, long lead times for new build units, the sustained incremental demand from customers and lack of speculative new build large horsepower units. Our overall fleet utilization remained relatively flat at 87.0% as did the reciprocating fleet at 93.2%. Our reciprocating fleet represents approximately 83% of our total horsepower. Regarding the incremental new build demand, we have committed capital for 2023 and 2024 with signed contracts for large HP units for delivery beginning in the fourth quarter 2023 and continuing into the third quarter of 2024.

Our net leverage metric continues to improve, currently at 5.1x, with our full year guidance range of 4.8x - 5.2x remaining unchanged. We remain committed to limiting our capital spending during 2023 such that CSI Compressco will generate free cash flow.

The long-term outlook has continued to improve with longer-term contracts and improving returns. The visibility and dollar value of future revenue under contract is multiples higher compared to any prior cycle in our history. In addition to longer tenor contracts, we continue to increase the percentage of multi-year contracts that have inflation protection as existing contracts are renewed and new build contracts are executed. We view the future with a high degree optimism as the visibility of strong results and activity lengthens which strengthens our earnings capability and accelerates the improvement in CSI Compressco’s financial metrics.”

Distributable cash flow in the second quarter was $11.4 million compared to $8.4 million in the second quarter 2022. Our distribution coverage ratio was 8.1x for the second quarter of 2023.

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended June 30, 2023 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Q2-2023 v Q1-2023	Q2-2023 v Q2-2022
	(In Thousands, except percentage changes)
Net loss	$(2,573)	$(2,613)	$(6,828)	2%	62%
Adjusted EBITDA	$32,530	$30,740	$26,425	6%	23%
Distributable cash flow	$11,390	$12,462	$8,357	(9)%	36%
Net cash provided by (used in) operating activities	$4,772	$19,854	$(10,201)	(76)%	147%
Free cash flow	$(2,872)	$5,543	$(22,031)	(152)%	87%

As of June 30, 2023, total compressor fleet horsepower was 1,178,427, fleet horsepower in service was 1,025,586, for an overall fleet utilization rate of 87.0% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.
Balance Sheet

    Cash on hand at the end of the second quarter was $12.3 million. At the end of the second quarter, $63.8 million was outstanding on the Partnership’s credit facilities. Our debt also includes $400.0 million of first lien secured bonds due in 2025 and $172.7 million of second lien secured bonds due in 2026. Net leverage ratio at the end of the quarter was 5.1x.

As of June 30, 2023, our borrowing base availability under our credit facilities was $32.5 million. Total liquidity at quarter-end was $44.8 million. As of August 3, 2023, our borrowing base availability under our credit facilities totaled $41.9 million, and total liquidity was approximately $51.6 million. This compares to total liquidity of $46.4 million at year end 2022.

Capital Expenditures - 2023 Expectations

    We expect capital expenditures for 2023 to be between $43.0 million and $48.0 million. These capital expenditures include approximately $17.0 million and $19.0 million of maintenance capital expenditures, approximately $23.0 million and $25.0 million of capital expenditures primarily associated with the expansion of our contract services fleet, and $3.0 million and $4.0 million of capital expenditures related to investments in technology, primarily software and systems.

Second Quarter 2023 Cash Distribution on Common Units

    On July 17, 2023, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended June 30, 2023 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution will be paid on August 14, 2023 to each of the holders of common units of record as of the close of business on July 28, 2023. The distribution coverage ratio for the second quarter of 2023 was 8.1x.

Conference Call

    CSI will host a conference call to discuss second quarter results today, August 7, 2023, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10181167, replay code 1276488, for one week following the conference call and the archived webcast will be available through CSI’s website for thirty days following the conference call.

CSI Compressco Overview

    CSI Compressco is a provider of contract services including natural gas compression services and treating services. Natural gas compression is used for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. CSI Compressco’s compression and related services business includes a fleet of approximately 4,800 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. Our treating fleet includes amine units, gas coolers, and related equipment. CSI Compressco’s aftermarket business provides compressor package overhaul, repair, reconfiguration, and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. Our customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of international locations. including the countries of Mexico, Canada, Argentina, Egypt and Chile. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP.

Forward-Looking Statements

    This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.” These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the trading price of our common units, and the supply, demand, and price of oil and natural gas; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; the levels of competition we encounter; our ability to renew our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us, including changes to interest rates; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; the credit and risk profile of Spartan Energy Partners; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, environmental laws and regulations, settlements, audits, assessments, and contingencies; information technology risks, including the risk from cyberattack; acts of terrorism, war or political or civil unrest in the United States of elsewhere, including the Russian military invasion of Ukraine; operating hazards, natural disasters, weather-related impacts, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; global or national health concerns, including the outbreak of pandemics or epidemics such as the COVID-19 pandemic, including operational challenges, workforce challenges, and supply chain disruptions; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units and the general partner interest.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
	(In Thousands, Except per Unit Amounts)
Revenues:
Contract services	$70,521	$69,647	$64,348	$140,168	$127,155
Aftermarket services	21,209	17,351	16,213	38,560	29,081
Equipment rentals	4,773	4,114	3,618	8,887	7,118
Equipment sales	276	259	343	535	1,180
Total revenues	$96,779	$91,371	$84,522	$188,150	$164,534
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	$35,767	$36,827	$33,585	$72,594	$64,625
Cost of aftermarket services	16,924	14,214	13,362	31,138	23,995
Cost of equipment rentals	555	555	451	1,110	967
Cost of equipment sales	249	207	165	456	617
Total cost of revenues	$53,495	$51,803	$47,563	$105,298	$90,204
Depreciation and amortization	19,086	18,851	19,346	37,937	38,705
Selling, general, and administrative expense	12,291	9,979	10,911	22,270	21,752
Interest expense, net	13,747	13,315	12,556	27,062	24,937
Other (income) expense, net	(191)	(516)	325	(707)	869
Loss before taxes and discontinued operations	$(1,649)	$(2,061)	$(6,179)	$(3,710)	$(11,933)
Provision for income taxes	924	552	741	1,476	1,557
Net loss	$(2,573)	(2,613)	(6,828)	(5,186)	(13,398)
Net loss per basic and diluted common unit	$(0.02)	$(0.02)	$(0.05)	$(0.04)	$(0.09)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2023, March 31, 2023 and June 30, 2022:

Results of Operations (unaudited)
Three Months Ended	Six Months Ended
Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
(In Thousands, except Ratios)
Net loss	$(2,573)	$(2,613)	$(6,828)	$(5,186)	$(13,398)
Interest expense, net	13,747	13,315	12,556	27,062	24,937
Provision for income taxes	924	552	741	1,476	1,557
Depreciation and amortization	19,086	18,851	19,346	37,937	38,705
Non-cash cost of compressors sold	249	207	165	456	617
Equity compensation	516	361	432	877	483
Outside services costs related to unit disposals	155	—	—	155	—
Severance	58	67	—	125	—
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—	—	(92)	—	(92)
Other	368	—	—	368	—
Transaction Costs	—	—	105	—	210
Adjusted EBITDA	$32,530	$30,740	$26,425	$63,270	$53,310

Less:
Current income tax expense	1,146	560	724	1,706	1,502
Maintenance capital expenditures	6,005	4,298	4,821	10,303	8,602
Interest expense	13,747	13,315	12,556	27,062	24,937
Severance and other	309	67	105	376	210
Plus:
Non-cash items included in interest expense	67	(38)	138	29	262
Distributable cash flow	$11,390	$12,462	$8,357	$23,852	$18,321

Cash distribution attributable to period	$1,412	$1,412	$1,412	$2,824	$2,824
Distribution coverage ratio	8.1x	8.8x	5.9	x	8.5x	6.5x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three and six month periods ended June 30, 2023, March 31, 2023 and June 30, 2022:

Results of Operations (unaudited)
	Three Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
	(In Thousands)
Net cash provided by (used in) operating activities	$4,772	$19,854	$(10,201)
Capital expenditures, net of sales proceeds	(7,644)	(14,311)	(11,830)
Free cash flow	$(2,872)	$5,543	$(22,031)

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Consolidated	(In Thousands, except Margin %)
Revenue	$96,779	$91,371	$84,522
Loss before taxes and discontinued operations	$(1,649)	$(2,061)	$(6,179)
Adjusted loss margin before taxes and discontinued operations	(1.7)%	(2.3)%	(7.3)%
Adjusted EBITDA (Schedule B)	$32,530	$30,740	$26,425
Adjusted EBITDA Margin	33.6%	33.6%	31.3%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(in thousands, except ratios)

Twelve Months Ended
Jun 30, 2023

Net loss	$(13,883)
Interest expense, net	52,628
Provision for income taxes	4,705
Depreciation and amortization	77,463
Impairments and other charges	135
Non-cash cost of compressors sold	1,221
Equity Compensation	1,725
Outside services costs related to unit disposals	155
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	(81)
Severance	557
Other	808
Adjusted EBITDA	$125,433

Debt Schedule	Jun 30, 2023
7.50% First Lien Notes	$400,000
10.00%/10.75% Second Lien Notes	172,717
Asset Based Loan	63,771
Finance Lease	16,613
Cash on Hand	(12,316)
Net Debt	$640,785

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.1x

Schedule F – Balance Sheet

	June 30, 2023	December 31, 2022
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,316	$8,475
Trade accounts receivable, net of allowances for doubtful accounts of $389 as of June 30, 2023 and $736 as of December 31, 2022	55,641	65,085
Trade receivable - affiliate	698	948
Inventories	52,361	45,902
Prepaid expenses and other current assets	7,252	7,905
Total current assets	128,268	128,315
Property, plant, and equipment:
Land and building	7,227	7,227
Compressors and equipment	1,120,944	1,103,657
Vehicles	8,604	8,640
Construction in progress	30,906	37,183
Total property, plant, and equipment	1,167,681	1,156,707
Less accumulated depreciation	(638,814)	(611,734)
Net property, plant, and equipment	528,867	544,973
Other assets:
Intangible assets, net of accumulated amortization of $38,106 as of June 30, 2023 and $36,627 as of December 31, 2022	17,661	19,140
Operating lease right-of-use assets	27,841	27,205
Deferred tax asset	3	3
Other assets	2,959	2,767
Total other assets	48,464	49,115
Total assets	$705,599	$722,403
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$25,146	$34,589
Accrued liabilities and other	48,846	49,666
Total current liabilities	73,992	84,255
Other liabilities:
Long-term debt, net	635,566	634,016
Deferred tax liabilities	1,174	1,245
Operating lease liabilities	18,194	19,419
Other long-term liabilities	9,392	8,742
Total other liabilities	664,326	663,422
Commitments and contingencies
Partners’ capital:
General partner interest	(1,656)	(1,618)
Common units (141,995,028 units issued and outstanding at June 30, 2023 and 141,237,462 units issued and outstanding at December 31, 2022)	(16,657)	(9,250)
Accumulated other comprehensive income (loss)	(14,406)	(14,406)
Total partners’ capital	(32,719)	(25,274)
Total liabilities and partners’ capital	$705,599	$722,403

Investor Contact for further information:
Jon Byers
CSI Compressco LP,
The Woodlands, Texas,
Phone: (281) 364-2279,
jon.byers@csicompressco.com
www.csicompressco.com